Exhibit 3.1

SECOND RESTATED ARTICLES OF INCORPORATION

OF

X-RITE, INCORPORATED

Pursuant to the provisions of Act 284, Public Acts of 1972 (the “Act”), the undersigned corporation executes the following Second Restated Articles of Incorporation (these “Restated Articles of Incorporation”):

1. The present name of the corporation is X-Rite, Incorporated.

2. The corporation identification number assigned by the Bureau is 091366.

3. The corporation’s former name is Foresight Enterprises, Incorporated.

4. The date of filing the original Articles of Incorporation was December 24, 1958.

5. The Articles of Incorporated were restated on March 11, 1986, as amended (the “Prior Articles of Incorporation”).

6. The following Restated Articles of Incorporation supersede the Prior Articles of Incorporation and shall be the Articles of Incorporation of the corporation:

ARTICLE I

The name of the corporation is X-Rite, Incorporated.

ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Act.

ARTICLE III

The total authorized capital stock of the corporation is 5,000 shares of common stock, par value $0.01 per share.

ARTICLE IV

The street address (which is the mailing address) of the registered office of the corporation is 30600 Telegraph Road, Suite 2345, Bingham Farms, Michigan 48025-5720.

The name of the resident agent at the registered office is The Corporation Company.

ARTICLE V

Any action required or permitted by the Act, these Articles, or the bylaws of the corporation, to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.

ARTICLE VI

The corporation shall indemnify any director or officer of the corporation who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation in another capacity, to the fullest extent permitted by the Act.

ARTICLE VII

A director of the corporation shall not be liable to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except that a director’s liability is not limited for:

(1) the amount of a financial benefit received by a director to which he or she is not entitled;

(2) intentional infliction of harm on the corporation or the shareholders;

(3) a violation of section 551 of the Act; or

(4) an intentional criminal act.

ARTICLE VIII

The corporation may amend or repeal any provision contained in these Articles and add Articles in the manner prescribed by the Act.

These Restated Articles of Incorporation were duly adopted as of May 15, 2012, in accordance with the provisions of Section 642 of the Act by the shareholders.

Signed this 15 day of May, 2012.

X-RITE, INCORPORATED

By:	/s/ Rajesh K. Shah
Name:	Rajesh K. Shah
Title:	Executive Vice President and Chief Financial Officer

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